EXHIBIT 99.1

Grace News

Media Relations	Investor Relations
Andrea Greenan	Susette Smith
T + 1 410.531.4391	T + 1 410.531.4590
E andrea.greenan@grace.com	E susette.smith@grace.com

GRACE REPORTS SECOND QUARTER RESULTS

COLUMBIA, Maryland, July 23, 2009 — W. R. Grace & Co. (NYSE: GRA) today announced its financial results for the second quarter ended June 30, 2009.  Highlights are as follows:

•                  Sales for the second quarter were $711.0 million compared with $900.0 million in the prior year quarter, a 21.0% decrease (13.4% before the effects of currency translation).  The sales decrease was attributable primarily to lower sales volumes and unfavorable currency translation.  Sales were down 19.7% in North America, 25.4% in Europe, and 24.6% in Asia and up 10.9% in Latin America.  Sales in the second quarter of 2009 were up 4.2% compared with sales in the first quarter of 2009.  Excluding sales of hydroprocessing catalysts, which are subject to uneven order patterns, sales in the second quarter were up 12.7% compared with sales calculated on the same basis for the first quarter of 2009.

•                  Gross profit percentage for the second quarter was 33.8% compared with 30.6% in the prior year quarter and 24.7% in the first quarter of 2009.  The improvement in gross profit percentage is attributable to price increases implemented primarily in the second half of 2008, the decrease in raw materials and energy costs since their peak in the fourth quarter of 2008, and lower factory overhead expenses resulting primarily from our restructuring activities.

•                  Net income attributable to Grace (Grace net income) for the second quarter was $19.3 million, or $0.26 per diluted share, compared with $32.1 million, or $0.44 per diluted share, in the prior year quarter, a 39.9% decrease. The 2009 and 2008 results were negatively affected by Chapter 11 expenses, litigation and other matters not related to core operations.  Excluding Chapter 11 expenses, the loss on noncore activities, and their tax effects, Grace net income would have been $41.7 million for the second quarter of 2009 compared with $57.5 million calculated on the same basis for the prior year quarter, a 27.5% decrease.

•                  Pre-tax income from core operations (Core EBIT) was $74.4 million in the second quarter compared with $101.8 million in the prior year quarter, a 26.9% decrease.  Core EBIT was up $77.8 million over the first quarter of 2009, primarily due to a 9.1 point increase in gross profit percentage.  This improvement in gross profit percentage is attributable to lower raw material costs and lower factory overhead expenses, primarily due to restructuring activities.

•                  Sales for the six months ended June 30, 2009 were $1,393.1 million compared with $1,659.2 million for the prior year period, a 16.0% decrease (9.1% before the effects of currency translation).  Grace net loss for the six months ended June 30, 2009 was $19.6 million, or $0.27 per diluted share, compared with Grace net income of $49.8 million, or $0.69 per diluted share for the prior year period.  Excluding Chapter 11 expenses, the loss on noncore activities, and their tax effects, Grace net income would have been $33.8 million for the six months ended June 30, 2009 compared with $92.8 million calculated on the same basis for the prior year period, a 63.6% decrease.  Core EBIT was $71.0 million for the six months ended June 30, 2009, down 58.2% from the prior year period.

•                  Operating free cash flow was $147.0 million for the six months ended June 30, 2009 compared with $65.9 million in the prior year period, a 123.1% increase.  The increase in operating free cash flow was attributable primarily to improvements in working capital and lower capital expenditures, partially offset by the impact of lower Core EBIT.  Net cash provided by operating activities was $118.6 million in the six months ended June 30, 2009 compared to net cash used for operating activities of $85.9 million in the prior year period.

“We continue to experience dynamic and challenging economic conditions. We have seen some increase in customer demand but we remain cautious in our outlook,” said Fred Festa, Grace’s Chairman, President and Chief Executive Officer.  “We are working with our customers to develop innovative new products and are taking other actions important to position our business for the future.  These actions are reflected in our improving margins and stronger cash flow.”

Grace implemented further cost reduction and restructuring actions in its operating segments and corporate functions during the second quarter, and recorded a pre-tax restructuring charge of $5.9 million related to these actions.  In addition, Grace has contracted with IBM to manage a portion of its information technology activities with the goals of improving the scalability of its IT resources and accelerating the implementation of innovations that drive business productivity.  Transition costs of $1.1 million related to this contract were recorded in selling, general and administrative expenses in the second quarter.

CORE OPERATIONS

Grace Davison

Second quarter sales for the Grace Davison operating segment, which includes specialty catalysts and materials used in a wide range of industrial applications, were $477.9 million, down 18.3% from the prior year quarter (10.6% before the effects of foreign currency translation).

Excluding sales of hydroprocessing catalysts, which are subject to uneven order patterns, sales in the second quarter were up 12.0% compared with sales calculated on the same basis for the first quarter of 2009.  Sales of hydroprocessing catalysts were down $45 million when compared with sales in the first quarter of 2009, primarily due to lower volumes and lower molybdenum costs (decreasing pass-through sales by approximately $20 million).  Based on the expected order pattern, sales of hydroprocessing catalysts are expected to increase in the third quarter of 2009 when compared with the second quarter.

Sales of this operating segment are reported by product group as follows:

•                  Refining Technologies – sales of catalysts and chemical additives used by petroleum refineries were $246.9 million in the second quarter, down 13.6% from the prior year quarter.  Second quarter sales in this product group were unfavorably affected by a decrease in the cost of molybdenum passed through to hydroprocessing customers, lower sales volumes, and foreign currency translation, partially offset by price increases in FCC catalysts.

•                  Materials Technologies – sales of engineered materials, coatings and sealants used in numerous industrial, consumer and packaging applications were $146.9 million in the second quarter, down 24.5% from the prior year quarter.  Second quarter sales in this product group were unfavorably affected by significantly lower customer demand and by foreign currency translation.

•                  Specialty Technologies – sales of highly specialized catalysts and materials used in unique or proprietary applications and markets were $84.1 million in the second quarter, down 19.4% from the prior year quarter.  Second quarter sales in this product group also were unfavorably affected by significantly lower customer demand and by foreign currency translation.

Pre-tax operating income (excluding restructuring costs) of Grace Davison for the second quarter was $81.8 million compared with $84.7 million in the prior year quarter, a 3.4% decrease (7.2% increase before the effects of currency translation).  The unfavorable effects of foreign currency translation and lower sales volume offset the favorable effects of price increases, raw material cost reductions, and lower operating expenses.  Price increases were implemented in response to significantly higher raw material and energy costs in 2008 and to reflect the upgrade of product technologies.  Gross profit percentage was 32.3% compared with 28.2% in the prior year quarter and 22.4% in the first quarter of 2009.  Operating margin was 17.1% compared with 14.5% in the prior year quarter and 8.4% in the first quarter of 2009.

Sales of the Grace Davison operating segment for the six months ended June 30, 2009 were $955.7 million, down 11.7% compared with the prior year period.  Pre-tax operating income for the six month period ending June 30, 2009 was $121.8 million, a 23.4% decrease compared with the prior year period, with operating margins at 12.7%, compared with 14.7% for the prior year period.  These results reflect the unfavorable effects of selling high-cost inventories produced in the fourth quarter of 2008, lower sales volume, and foreign exchange, partially offset by price increases and lower operating expenses.

Grace Construction Products

Second quarter sales for the Grace Construction Products operating segment, which includes specialty chemicals and building materials used in commercial, infrastructure and residential construction, were $233.1 million, down 26.0% from the prior year quarter.  Sales in the second quarter were unfavorably affected by the global construction slowdown in all regions and by foreign currency translation.  Sales of this operating segment are reported by geographic region as follows:

•                  Americas – sales of products to customers in the Americas were $119.9 million in the second quarter, down 26.6% from the prior year quarter.  Lower sales volumes were partly offset by the favorable impact of 2008 pricing actions.  Commercial and residential construction activity in the U.S. was approximately 45% below the prior year quarter. In Latin America, price and volume increases were offset by unfavorable foreign currency translation, resulting in flat sales compared with the prior year quarter.

•                  Europe – sales of products to customers in Eastern and Western Europe, the Middle East, Africa, and India were $80.1 million in the second quarter, down 29.4% from the prior year quarter.  Revenues were unfavorably affected by significantly lower sales volumes across the region and by foreign currency translation.

•                  Asia – sales of products to customers in Asia (excluding India), Australia, and New Zealand were $33.1 million in the second quarter, down 13.8% from the prior year quarter.  Revenues were unfavorably affected by foreign currency translation and lower sales volumes.

Although sales volumes in the second quarter of 2009 were up approximately 10% over the first quarter of 2009, this increase was less than the normal seasonal increase experienced in past years.  Commercial construction activity in the U.S. continued its decline in the second quarter of 2009 but at a slower pace than in the previous two quarters.  Commercial construction activity in Europe continued its sharp decline.

Pre-tax operating income (excluding restructuring costs) of Grace Construction Products for the second quarter was $34.0 million compared with $52.2 million for the prior year quarter, a 34.9% decrease.  The unfavorable effects of lower volumes and foreign currency translation more than offset the favorable impact of price increases and operating expense controls.  Gross profit percentage was 37.4% compared with 36.2% in the prior year quarter and 31.1% in the first quarter of 2009.  Operating margin in the second quarter was 14.6% compared with 16.6% in the prior year quarter and 6.0% in the first quarter of 2009.

Sales of the Grace Construction Products operating segment for the six months ended June 30, 2009 were $437.4 million, down 24.2% compared with the prior year period.  Pre-tax operating income for the six months ended June 30, 2009 was $46.3 million compared with $78.5 million for the prior year period, a 41.0% decrease, with operating margins at 10.6%, compared with 13.6% for the prior year period, reflecting continued weakness in the global construction market.

Corporate Operating Costs

Corporate functional costs decreased 8.0% compared with the prior year quarter, due primarily to reduced employment costs resulting from the cost reduction and restructuring programs implemented in 2008 and 2009.  Total corporate costs including the IT transition costs increased 3.7%.

Pension Expense

Pension expense related to core operations for the second quarter was $16.0 million compared with $11.1 million for the prior year quarter, a 44.1% increase.  Pension expense for the six months ended June 30, 2009 was $34.1 million compared with $22.7 million in the prior year period, an increase of 50.2%.  The increase in costs is primarily attributable to the decline in plan asset values in 2008.

Restructuring Actions

Grace recognized expenses of $7.0 million, including $5.9 million of restructuring expenses and $1.1 million of IT transition costs recorded in selling, general and administrative expenses, for severance and other costs related to cost reduction and restructuring programs implemented during the second quarter.  Grace expects these actions, together with cost reduction and restructuring actions completed in 2008 and the first quarter of 2009, to produce over $50 million of annualized cost savings by 2010, of which approximately $35 million are expected to be realized in operating expenses and approximately $15 million are expected to be realized in cost of goods sold.  As a result of these and other actions, Grace expects to reduce total employment to approximately 5,900 employees by year-end 2009.  Grace expects to recognize an additional $3.8 million of expense in the third quarter, including $2.2 million of restructuring expenses and $1.6 million of selling, general and administrative expenses, related to cost reduction and restructuring actions initiated in the second quarter.  Expenses of $5.2 million related to the 2008 reduction in force were recorded in selling, general and administrative expenses in the second quarter of 2008 and have been reclassified to restructuring expenses to be consistent with the current presentation.

PRE-TAX INCOME (LOSS) FROM NONCORE ACTIVITIES

Noncore activities (as reflected in the consolidated analysis of continuing operations) include events and transactions not directly related to the generation of operating revenue or the support of core operations.  The pre-tax loss from noncore activities was $21.3 million in the second quarter compared with a loss of $13.1 million in the prior year quarter, and $61.2 million for the six months ended June 30, 2009 compared with $13.3 million in the prior year period.  The increase in the noncore loss is primarily attributable to higher legal spending and a net difference between the change in value of non-U.S. dollar intercompany loans and the change in value of the associated currency hedge contracts.

Legal spending was significantly affected by defense costs for the criminal proceeding relating to Grace’s former operations in Montana.  In May 2009, a Montana jury unanimously acquitted Grace and three former employees on all counts; charges against three other former employees were dismissed.  Grace recorded legal expenses related to the trial in the amount of $10.1 million in selling, general and administrative expenses in the second quarter.

INTEREST AND INCOME TAXES

Interest expense was $9.6 million for the second quarter compared with $14.5 million for the prior year quarter, and $18.8 million for the six months ended June 30, 2009 compared with $29.6 million in the prior year period.  The reduction in interest expense is attributable to reductions in the prime rate and reduced interest accruals for certain pre-petition environmental obligations.  The annualized weighted average interest rate on pre-petition obligations for the second quarter was 3.47%.

Income taxes are recorded at a global effective rate of approximately 30% before considering the effects of certain non-deductible Chapter 11 expenses, changes in uncertain tax positions and other discrete adjustments.  Income taxes related to foreign jurisdictions are generally paid in cash, while Grace expects taxable income in the United States will be offset by available tax deductions.

CHAPTER 11 PROCEEDINGS

On April 2, 2001, Grace and 61 of its United States subsidiaries and affiliates, including its primary U.S. operating subsidiary W. R. Grace & Co.–Conn., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) in order to resolve Grace’s asbestos-related liabilities.

On September 19, 2008, Grace filed a Joint Plan of Reorganization (as since amended, the “Plan”) as well as several associated documents, including a disclosure statement,

with the Bankruptcy Court. The Official Committee of Asbestos Personal Injury Claimants, the Representative for Future Asbestos Personal Injury Claimants, and the Official Committee of Equity Security Holders are co-proponents of the Plan.  The committee representing general unsecured creditors and the Official Committee of Asbestos Property Damage Claimants and the Representative for Future Asbestos Property Damage Claimants are not co-proponents of the Plan.  The Plan is consistent with the terms of the previously announced settlements of Grace’s asbestos personal injury liability and claims related to its former attic insulation product, and requires the establishment of two asbestos trusts under Section 524(g) of the United States Bankruptcy Code to which all present and future asbestos-related claims would be channeled.  Confirmation hearings on the Plan were held in June and will continue in September.

Most of Grace’s noncore liabilities and contingencies (including asbestos-related litigation, environmental claims and other obligations) are subject to compromise under the Chapter 11 process.  Grace has not adjusted its accounting for asbestos-related liabilities to reflect the filing of the Plan.  At this time, Grace is unable to determine a reasonable estimate of the value of certain consideration payable to the trusts under the Plan.  These values will ultimately be determined on the effective date of the Plan.  Grace expects to adjust its accounting for the Plan when the consideration can be measured and material conditions to the Plan are satisfied.  Grace expects that such adjustments may be material to Grace’s consolidated financial position and results of operations.

Expenses related to the Chapter 11 proceedings, net of filing entity interest income, were $8.0 million in the second quarter compared with $18.0 million in the prior year quarter.

CASH FLOW AND LIQUIDITY

Grace’s net cash provided by operating activities for the six months ended June 30, 2009 was $118.6 million compared with $85.9 million used for operating activities for the prior year period.  Capital expenditures for the six months ended June 30, 2009 were $36.5 million compared with $58.7 million for the prior year period, a 37.8% decrease.

At June 30, 2009, Grace had available liquidity of approximately $799.9 million, consisting of $607.7 million in cash and cash equivalents, $14.2 million in short-term investment securities, approximately $76.7 million of available credit under various non-U.S. credit facilities and approximately $101.3 million of available credit under its $165.0 million debtor-in-possession (“DIP”) facility.  Grace believes that these sources and amounts of liquidity and cash flow from operations are sufficient to support its business operations, strategic initiatives and Chapter 11 proceedings until a plan of reorganization is confirmed and Grace emerges from bankruptcy.  Grace is seeking new financing of approximately $950 million to fund the Plan, and is in advanced discussions with potential lenders regarding the terms of such financing.

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Grace is a leading global supplier of catalysts and other products to petroleum refiners; catalysts for the manufacture of plastics; silica-based engineered and specialty materials for a wide-range of industrial applications; sealants and coatings for food and beverage packaging, and specialty chemicals, additives and building materials for commercial and residential construction. With annual sales of approximately $3 billion, Grace has about 6,000 employees and operations in over 40 countries.  For more information, visit Grace’s web site at www.grace.com.

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This announcement contains forward-looking statements, that is, information related to future, not past, events.  Such information generally includes the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “anticipates,” “continues”, “outlook” or similar expressions.  For these statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Grace is subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements or that could cause other forward-looking information to prove incorrect.  Factors that could cause actual results to materially differ from those contained in the forward-looking statements include: Grace’s bankruptcy and proposed plan of reorganization, the availability of financing for Grace’s proposed plan of reorganization, Grace’s legal proceedings (especially the environmental proceedings), the cost and availability of raw materials and energy, Grace’s unfunded pension liabilities, costs of environmental compliance, risks related to foreign operations, especially security, regulation and currency risks, and those factors set forth in Grace’s most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov.  Reported results should not be considered as an indication of future performance.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. Grace undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

W. R. Grace & Co. and Subsidiaries

Consolidated Statements of Operations (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In millions, except per share amounts	2009	2008	2009	2008

Net sales	$711.0	$900.0	$1,393.1	$1,659.2

Cost of goods sold	470.4	624.3	983.7	1,144.1
Selling, general and administrative expenses	139.4	148.2	289.1	291.0
Restructuring expenses	5.9	5.2	25.0	5.2
Research and development expenses	17.6	21.2	36.2	42.9
Defined benefit pension expense	20.5	14.0	42.4	28.3
Interest expense and related financing costs	9.6	14.5	18.8	29.6
Provision for environmental remediation	—	—	0.7	5.9
Chapter 11 expenses, net of interest income	8.0	18.0	18.0	36.4
Other (income) expense, net	0.1	(7.2)	1.9	(24.5)
	671.5	838.2	1,415.8	1,558.9
Income (loss) before income taxes	39.5	61.8	(22.7)	100.3
Benefit from (provision for) income taxes	(16.8)	(25.3)	6.6	(43.2)
Net income (loss)	22.7	36.5	(16.1)	57.1
Less: Net (income) loss attributable to noncontrolling interests	(3.4)	(4.4)	(3.5)	(7.3)
Net income (loss) attributable to W. R. Grace & Co.	$19.3	$32.1	$(19.6)	$49.8

Basic earnings per share:
Net income (loss) attributable to W. R. Grace & Co.	$0.27	$0.45	$(0.27)	$0.69
Weighted average number of basic shares	72.2	72.1	72.2	71.9

Diluted earnings per share:
Net income (loss) attributable to W. R. Grace & Co.	$0.26	$0.44	$(0.27)	$0.69
Weighted average number of diluted shares	72.9	72.9	72.2	72.6

Note: The amounts in these financial statements are unaudited and are subject to change prior to the filing of Grace’s Quarterly Report on Form 10-Q. Any changes will be reflected in the Form 10-Q and promptly disclosed publicly, if material.

Reconciliation of Net Income (Loss) to Net Income (Loss) Excluding
Noncore Activities and Chapter 11 Expenses, net (Unaudited)

	Quarter Ended		Six Months Ended
	June 30, 2009		June 30, 2009
In millions	2009	2008	2009	2008

Net income	$19.3	$32.1	$(19.6)	$49.8
Adjustments:
Pre-tax loss from noncore activities	21.3	13.1	61.2	13.3
Chapter 11 expenses, net	8.0	18.0	18.0	36.4
Tax effects of noncore and Chapter 11 items	(6.9)	(5.7)	(25.8)	(6.7)
Net income (loss) excluding noncore activities and Chapter 11 expenses, net	$41.7	$57.5	$33.8	$92.8

Note: Net income excluding noncore activities and Chapter 11 expenses does not purport to represent an income or cash flow measure as defined under United States generally accepted accounting principles, and should not be considered an alternative to net income as an indicator of Grace’s performance. This measure is presented to distinguish the net results of Grace’s current business base from the net results of Grace’s past businesses, discontinued operations, and corporate legacies, including the effect of Grace’s Chapter 11 proceedings.

W. R. Grace & Co. and Subsidiaries

Consolidated Analysis of Continuing Operations (unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
In millions	2009	2008	$ Change	% Change	2009	2008	$ Change	% Change
Net Sales:
Grace Davison	$477.9	$584.8	$(106.9)	(18.3)%	$955.7	$1,081.9	$(126.2)	(11.7)%
Refining Technologies	246.9	285.8	(38.9)	(13.6)%	523.6	522.7	0.9	0.2%
Materials Technologies	146.9	194.6	(47.7)	(24.5)%	280.9	364.9	(84.0)	(23.0)%
Specialty Technologies	84.1	104.4	(20.3)	(19.4)%	151.2	194.3	(43.1)	(22.2)%

Grace Construction Products	233.1	315.2	(82.1)	(26.0)%	437.4	577.3	(139.9)	(24.2)%
Americas	119.9	163.4	(43.5)	(26.6)%	231.7	295.9	(64.2)	(21.7)%
Europe	80.1	113.4	(33.3)	(29.4)%	143.0	211.0	(68.0)	(32.2)%
Asia	33.1	38.4	(5.3)	(13.8)%	62.7	70.4	(7.7)	(10.9)%

Total Grace net sales	$711.0	$900.0	$(189.0)	(21.0)%	$1,393.1	$1,659.2	$(266.1)	(16.0)%

Net Sales by Region:
North America	$241.6	$300.7	$(59.1)	(19.7)%	$500.6	$574.3	$(73.7)	(12.8)%
Europe	274.0	367.1	(93.1)	(25.4)%	521.0	691.1	(170.1)	(24.6)%
Asia Pacific	132.1	175.1	(43.0)	(24.6)%	253.3	287.3	(34.0)	(11.8)%
Latin America	63.3	57.1	6.2	10.9%	118.2	106.5	11.7	11.0%
Total Net Sales by Region	$711.0	$900.0	$(189.0)	(21.0)%	$1,393.1	$1,659.2	$(266.1)	(16.0)%

Pre-tax operating income:
Grace Davison (b)	$81.8	$84.7	$(2.9)	(3.4)%	$121.8	$159.0	$(37.2)	(23.4)%
Grace Construction Products (c)	34.0	52.2	(18.2)	(34.9)%	46.3	78.5	(32.2)	(41.0)%
Corporate costs:
Support functions	(10.3)	(11.2)	0.9	8.0%	(21.9)	(23.7)	1.8	7.6%
Performance-related compensation and other	(9.2)	(7.6)	(1.6)	(21.1)%	(17.1)	(15.9)	(1.2)	(7.5)%
Corporate costs	(19.5)	(18.8)	(0.7)	(3.7)%	(39.0)	(39.6)	0.6	1.5%
Restructuring expenses (g)	(5.9)	(5.2)	(0.7)	(13.5)%	(24.0)	(5.2)	(18.8)	NM
Defined benefit pension expense (d)	(16.0)	(11.1)	(4.9)	(44.1)%	(34.1)	(22.7)	(11.4)	(50.2)%
Pre-tax income (loss) from core operations (Core EBIT) (a)	74.4	101.8	(27.4)	(26.9)%	71.0	170.0	(99.0)	(58.2)%
Pre-tax income (loss) from noncore activities (a) (g)	(21.3)	(13.1)	(8.2)	(62.6)%	(61.2)	(13.3)	(47.9)	NM
Interest expense	(9.6)	(14.5)	4.9	33.8%	(18.8)	(29.6)	10.8	36.5%
Interest income	0.6	1.2	(0.6)	(50.0)%	0.8	2.3	(1.5)	(65.2)%
Interest expense, net	(9.0)	(13.3)	4.3	32.3%	(18.0)	(27.3)	9.3	34.1%
Income (loss) before Chapter 11 expenses and income taxes	44.1	75.4	(31.3)	(41.5)%	(8.2)	129.4	(137.6)	(106.3)%
Chapter 11 expenses, net of interest income	(8.0)	(18.0)	10.0	55.6%	(18.0)	(36.4)	18.4	50.5%
Benefit from (provision for) income taxes	(16.8)	(25.3)	8.5	33.6%	6.6	(43.2)	49.8	115.3%

Net income (loss) attributable to W. R. Grace & Co.	$19.3	$32.1	$(12.8)	(39.9)%	$(19.6)	$49.8	$(69.4)	(139.4)%

Reconciliation of pre-tax income (loss) from core operations to income (loss) before income taxes:
Pre-tax income (loss) from core operations (Core EBIT) (a)	$74.4	$101.8	$(27.4)	(26.9)%	$71.0	$170.0	$(99.0)	(58.2)%
Net income (loss) attributable to noncontrolling interests	3.4	4.4	(1.0)	(22.7)%	3.5	7.3	(3.8)	(52.1)%
Interest expense, net	(9.0)	(13.3)	4.3	32.3%	(18.0)	(27.3)	9.3	34.1%
Chapter 11 expenses	(8.0)	(18.0)	10.0	55.6%	(18.0)	(36.4)	18.4	50.5%
Pre-tax income (loss) from noncore activities (a) (g)	(21.3)	(13.1)	(8.2)	(62.6)%	(61.2)	(13.3)	(47.9)	NM
Income (loss) before income taxes	$39.5	$61.8	$(22.3)	(36.1)%	$(22.7)	$100.3	$(123.0)	(122.6)%

Operating Free Cash Flow:
Pre-tax income (loss) from core operations before depreciation and amortization	$103.2	$132.5	$(29.3)	(22.1)%	$127.3	$230.9	$(103.6)	(44.9)%
Defined benefit pension expense (d)	16.0	11.1	4.9	44.1%	34.1	22.7	11.4	50.2%
Change in net working capital of core operations	(39.9)	(29.1)	(10.8)	(37.1)%	54.1	(85.4)	139.5	163.3%
Change in other assets and liabilities of core operations	9.8	10.7	(0.9)	(8.4)%	(32.0)	(43.6)	11.6	26.6%
Capital expenditures	(19.9)	(32.8)	12.9	39.3%	(36.5)	(58.7)	22.2	37.8%
Operating Free Cash Flow	$69.2	$92.4	$(23.2)	(25.1)%	$147.0	$65.9	$81.1	123.1%

Reconciliation of operating free cash flow to net cash provided by operating activities:
Operating free cash flow (non-GAAP)	$69.2	$92.4	$(23.2)	(25.1)%	$147.0	$65.9	$81.1	123.1%
Cash paid to resolve contingencies subject to Chapter 11	—	(101.6)	101.6	NM	—	(101.6)	101.6	NM
Chapter 11 expenses paid	(12.3)	(22.7)	10.4	45.8%	(25.1)	(36.7)	11.6	31.6%
Capital expenditures	19.9	32.8	(12.9)	(39.3)%	36.5	58.7	(22.2)	(37.8)%
Dividends paid to noncontrolling interests in consolidated entities	—	13.3	(13.3)	NM	13.7	13.3	0.4	NM
Income taxes paid, net of refunds	(0.1)	(17.0)	16.9	99.4%	(0.4)	(32.4)	32.0	98.8%
Payments under defined benefit pension arrangements and postretirement benefit plans	(14.6)	(25.2)	10.6	42.1%	(25.0)	(45.8)	20.8	45.4%
Cash paid for environmental and divestment reserves	(0.4)	—	(0.4)	NM	(2.7)	(1.3)	(1.4)	(107.7)%
Noncore and other activities	2.2	(10.2)	12.4	121.6%	(25.4)	(6.0)	(19.4)	(323.3)%
Net cash provided by operating activities (GAAP)	$63.9	$(38.2)	$102.1	267.3%	$118.6	$(85.9)	$204.5	238.1%

W. R. Grace & Co. and Subsidiaries

Consolidated Analysis of Continuing Operations (unaudited)

	Three Months Ended June 30,					Six Months Ended June 30,
In millions	2009	2008	$ Change	% Change		2009	2008	$ Change	% Change
Key Financial Measures:
Pre-tax income from core operations as a percentage of sales:
Grace Davison	17.1%	14.5%	NM	2.6	pts	12.7%	14.7%	NM	(2.0	) pts
Grace Construction Products	14.6%	16.6%	NM	(2.0	) pts	10.6%	13.6%	NM	(3.0	) pts
Total Core Operations	10.5%	11.3%	NM	(0.8	) pts	5.1%	10.2%	NM	(5.1	) pts
Total Core Operations adjusted for profit sharing of joint ventures (e)	10.9%	11.8%	NM	(0.9	) pts	5.3%	10.7%	NM	(5.4	) pts

Pre-tax income from core operations before depreciation and amortization	$103.2	$132.5	$(29.3)	(22.1)%		$127.3	$230.9	$(103.6)	(44.9)%
As a percentage of sales	14.5%	14.7%	NM	(0.2	) pts	9.1%	13.9%	NM	(4.8	) pts
Depreciation and amortization	$28.8	$30.7	$1.9	6.2%		$56.3	$60.9	$4.6	7.6%

Gross profit percentage (sales less cost of goods sold as a percent of sales) (f) :
Grace Davison	32.3%	28.2%	NM	4.1	pts	27.3%	29.4%	NM	(2.1	) pts
Grace Construction Products	37.4%	36.2%	NM	1.2	pts	34.5%	35.0%	NM	(0.5	) pts
Total Grace	33.8%	30.6%	NM	3.2	pts	29.4%	31.0%	NM	(1.6	) pts

Note (a): In the above chart and in other parts of this document, Grace presents its results of operations by operating segment and for “core operations” and “noncore activities”. Core operations comprise the financial results of Grace Davison, Grace Construction Products and the cost of corporate activities that directly or indirectly support business operations. In contrast, noncore activities comprise all other events and transactions not directly related to the generation of operating revenue or the support of core operations and generally relate to Grace’s former operations and products. Grace uses pre-tax income from core operations and operating free cash flow as performance factors in determining certain incentive compensation and as the profitability factor in all significant business decisions. Pre-tax income from core operations, pre-tax loss from noncore activities, pre-tax income from core operations as a percentage of sales, pre-tax income from core operations before depreciation and amortization, and operating free cash flow do not purport to represent income or cash flow measures as defined under United States generally accepted accounting principles, and should not be considered as an alternative to such measures as an indicator of Grace’s performance. These measures are provided to distinguish operating results of Grace’s current business base from the income and expenses of past businesses, discontinued products, and corporate legacies, including the effect of Grace’s Chapter 11 proceedings.

Note (b): Grace Davison pre-tax operating income includes noncontrolling interests primarily related to the Advanced Refining Technologies joint venture.

Note (c): Grace Construction Products pre-tax operating income includes noncontrolling interests related to consolidated joint ventures.

Note (d): Pension expense includes all defined benefit pension expense of core operations for all periods presented. These amounts were previously allocated to the operating segments and corporate.

Note (e): Reflects the add-back of noncontrolling interests expense.

Note (f): Includes depreciation and amortization related to manufacturing of products.

Note (g): Restructuring expenses have been reported by operating segment as follows: For the three months ended June 30, 2009, Grace Davison $1.0 million, Grace Construction Products $3.4. million and Corporate $1.5 million. For the six months ended June 30, 2009, Grace Davison $12.7 million, Grace Construction Products $8.1 million, and Corporate $3.2 million. An additional $1.0 million is reflected in pre-tax income (loss) from noncore activities. For the three months and six months ended June 30, 2008, Grace Construction Products $4.7 million and Corporate $0.5 million.

NM — Not Meaningful

W. R. Grace & Co. and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

	Six Months Ended
	June 30,
In millions	2009	2008
Operating Activities

Net income	$(16.1)	$57.1
Reconciliation to net cash provided by (used for) operating activities:
Depreciation and amortization	56.3	60.9
Chapter 11 expenses, net of interest income	18.0	36.4
Provision for (benefit from) income taxes	(6.6)	43.2
Income taxes paid, net of refunds	(0.4)	(32.4)
Interest accrued on pre-petition liabilities subject to compromise	17.7	26.8
Net (gain) loss on sales of investments and disposals of assets	(3.0)	(0.6)
Restructuring expenses	25.0	5.2
Defined benefit pension expense	42.4	28.3
Payments under defined benefit pension arrangements	(24.1)	(42.5)
Net payments under postretirement benefit plans	(0.9)	(3.3)
Net income from life insurance policies	(1.2)	(1.8)
Provision for uncollectible receivables	2.3	0.3
Provision for environmental remediation	0.7	5.9
Expenditures for environmental remediation	(3.7)	(1.2)
Expenditures for retained obligations of divested businesses	1.0	(0.1)
Changes in assets and liabilities, excluding effect of foreign currency translation:
Working capital items (trade accounts receivable, inventories, and accounts payable)	74.9	(59.1)
Other accruals and non-cash items	(38.6)	(70.7)
Net cash provided by (used for) operating activities before Chapter 11 expenses and settlements	143.7	52.4
Cash paid to resolve contingencies subject to Chapter 11	—	(101.6)
Chapter 11 expenses paid	(25.1)	(36.7)
Net cash provided by (used for) operating activities	118.6	(85.9)
Investing Activities
Capital expenditures	(36.5)	(58.7)
Proceeds from sales of investment securities	8.3	46.7
Purchase of equity investment	(1.0)	(3.0)
Proceeds from termination of life insurance policies	68.8	8.1
Net investment in life insurance policies	(0.4)	0.1
Proceeds from disposal of assets	5.4	2.6
Net cash provided by (used for) investing activities	44.6	(4.2)
Financing Activities
Dividends paid to noncontrolling interests in consolidated entities	(13.7)	(13.3)
Net (repayments) borrowings under credit arrangements	(5.0)	(0.9)
Fees paid under debtor-in-possession credit facility	(0.9)	(1.3)
Proceeds from exercise of stock options	—	9.6
Net cash used for financing activities	(19.6)	(5.9)
Effect of currency exchange rate changes on cash and cash equivalents	4.0	10.9
Increase (decrease) in cash and cash equivalents	147.6	(85.1)
Cash and cash equivalents, beginning of period	460.1	480.5
Cash and cash equivalents, end of period	$607.7	$395.4

W. R. Grace & Co. and Subsidiaries

Consolidated Balance Sheets (unaudited)

	June 30,	December 31,
In millions	2009	2008

ASSETS
Current Assets
Cash and cash equivalents	$607.7	$460.1
Investment securities	14.2	21.6
Cash value of life insurance policies, net of policy loans	—	67.2
Trade accounts receivable, less allowance of $6.4 (2008- $5.0)	452.2	462.6
Inventories	275.4	354.8
Deferred income taxes	43.1	45.8
Other current assets	65.7	86.1
Total Current Assets	1,458.3	1,498.2

Properties and equipment, net	688.5	710.6
Goodwill	118.1	117.1
Deferred income taxes	877.8	851.7
Asbestos-related insurance	500.0	500.0
Overfunded defined benefit pension plans	37.9	48.6
Other assets	134.5	149.3
Total Assets	$3,815.1	$3,875.5

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Liabilities Not Subject to Compromise
Current Liabilities
Debt payable within one year	$6.3	$11.2
Accounts payable	213.4	230.4
Other current liabilities	261.4	291.5
Total Current Liabilities	481.1	533.1

Debt payable after one year	0.5	0.6
Deferred income taxes	6.7	7.1
Underfunded defined benefit pension plans	380.4	392.3
Unfunded defined benefit pension plans	136.9	136.7
Other liabilities	33.8	46.6
Total Liabilities Not Subject to Compromise	1,039.4	1,116.4

Liabilities Subject to Compromise
Pre-petition bank debt plus accrued interest	836.8	823.5
Drawn letters of credit plus accrued interest	30.6	30.0
Income tax contingencies	121.6	121.0
Asbestos-related contingencies	1,700.0	1,700.0
Environmental contingencies	149.2	152.2
Postretirement benefits	169.5	169.7
Other liabilities and accrued interest	119.7	116.5
Total Liabilities Subject to Compromise	3,127.4	3,112.9
Total Liabilities	4,166.8	4,229.3

Shareholders’ Equity (Deficit)
Common stock	0.8	0.8
Paid-in capital	439.6	436.6
Accumulated deficit	(266.1)	(246.6)
Treasury stock, at cost	(57.4)	(57.4)
Accumulated other comprehensive income (loss)	(531.7)	(560.3)
Total W. R. Grace & Co. Shareholders’ Equity (Deficit)	(414.8)	(426.9)
Noncontrolling interests	63.1	73.1
Total Shareholders’ Equity (Deficit)	(351.7)	(353.8)
Total Liabilities and Shareholders’ Equity (Deficit)	$3,815.1	$3,875.5